Issuer Free Writing Prospectus dated January 6, 2011

Filed Pursuant to Rule 433

Registration No. 333-170505

(Relating to the Preliminary Prospectus Supplement dated January 5, 2011 and the Prospectus dated November 23, 2010)

We have filed a registration statement, a prospectus and a preliminary prospectus supplement with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and related prospectus as well as the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, we or the underwriters for this offering will arrange to send you the preliminary prospectus supplement (or, if then available, the final prospectus supplement) and related prospectus if you request it by calling toll-free at 877-547-6340 or if you request it from Equity Syndicate Prospectus Department, Jefferies & Company,  Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022 or at Prospectus_Department@Jefferies.com. You may also access the preliminary prospectus supplement and related prospectus by clicking on the following link: http://www.sec.gov/Archives/edgar/data/897448/000119312511002055/d424b5.htm . The following information supplements and updates the information contained in the preliminary prospectus supplement and the related prospectus.

Issuer	Amarin Corporation plc (NASDAQ: AMRN)

American Depositary Shares (“ADSs”) offered by Amarin	12,000,000 ADSs

Over-allotment option	1,800,000 ADSs

Ordinary shares to be outstanding after this offering	118,856,731 shares (120,656,731 if the underwriters’ over-allotment option is exercised in full)

Public offering price	$7.60 per ADS

Net proceeds to Amarin	$87,052,000 ($100,184,800 if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discount ($0.304 per share) and estimated offering expenses payable by us

Pricing date	January 6, 2011

Closing date	On or about January 11, 2011

Dilution	Net tangible book value as of September 30, 2010: $25,806,353

Net tangible book value per ADS as of September 30, 2010: $0.25

Net tangible book value per ADS after the offering: $1.00 ($1.09 if the underwriters’ over-allotment option is exercised in full)

Increase in per share net tangible book value per ADS attributable to the offering: $0.75 ($0.84 if the underwriters’ over-allotment option is exercised in full)

Dilution per ADS to new investors: $6.60 ($6.51 if the underwriters’ over-allotment option is exercised in full)

The number of ordinary shares outstanding used in the above disclosures is based on 106,856,731 shares outstanding as of December 31, 2010, qualified as stated in the preliminary prospectus supplement.